Exhibit 10.16(a)

AMENDMENT NO. 1 TO THE

HORACE MANN SERVICE CORPORATION EXECUTIVE SEVERANCE PLAN

The Horace Mann Service Corporation Executive Severance Plan, as effective March 15, 2012 (the “Plan”), is hereby amended, effective June 1, 2012, as follows:

I.

The first full sentence of Section 4.1(a)(iii) is amended to read as follows:

The Severance Payment shall be paid in the form of (I) a lump sum for any Participant described in Section 4.3(c)(3)(ii), and (II) salary continuation for all other Participants, commencing (or paid) no more than sixty days after the Termination Date, provided the revocation period described in the release has expired prior to the date of the first payment, and subject to Section 10.11(c); provided that if the sixtieth day after the Termination Date falls in the calendar year following the year in which the Termination Date occurs, such lump sum shall be paid, or such salary continuation shall commence, in such following year, regardless of the year the revocation period described in the release actually expires.

II.

Section 4.3(c) is amended to read as follows:

(c)	Coordination with individual agreements.

    (i) Notwithstanding Section 3.1(a), except for Participants described in Section 4.3(c)(ii), any individual who is a party to an agreement (“Severance Agreement”) between the individual and an Employer that provides for payments of “nonqualified deferred compensation” under Code Section 409A upon termination of employment or service (either before or after a change in control) shall not be eligible to become a Participant in the Plan until the next January 1 after he or she ceases to be covered by such Severance Agreement, provided that if a change in control (as defined in the Severance Agreement) shall have occurred prior to such January 1, then such individual shall not become a participant herein.

    (ii) A Participant is described in this Section 4.3(c)(ii) if he or she is listed in Schedule A or Schedule B with an Effective Date of Participation of June 1, 2012; provided that such Participant is described in this Section 4.3(c)(ii) (and thus would receive any Severance Payment to which he or she may become entitled in the form of a lump sum) only during the period commencing June 1, 2012 and ending December 31 of the year in which such individual ceases to be covered by a Severance Agreement (as defined above).

III.

Section 9.3 is amended to read as follows:

9.3 No Duplication of Benefits; Recoupment. Subject to Section 4.3 and 10.11(f), (a) salary continuation payments hereunder shall be offset (at the time otherwise payable) by any salary continuation payments under the Horace Mann Service Corporation Severance Pay Plan (which provides solely for limited salary continuation payments) or any other plan, policy or individual agreement providing for salary continuation payments; and (b) lump sum payments hereunder shall be offset (at the time otherwise payable) by any lump sum payments under a Severance Agreement (as defined in Section 4.3(c)), or any other plan, policy or individual agreement providing for lump sum severance payments. Payments and benefits provided under the Plan shall be in lieu of any termination or severance payments or benefits for which the Participant may be eligible under any of the plans or policies of the Company or an Affiliate or any agreement between an individual and the Company or an Affiliate (except as provided above in this Section 9.3), or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation. Any amounts paid or provided under the Plan shall be subject to the Employer’s policies regarding recoupment as in effect from time to time.

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